Exhibit 5.1

CONYERS DILL & PEARMAN LLP SIX, 2nd Floor, Cricket Square PO Box 2681, Grand Cayman KY1-1111 Cayman Islands T +1 345 945 3901 conyers.com

20 August 2024

1-345-814-7786
cora.miller@conyers.com

Color Star Technology Co., Ltd.

800 3rd Ave, Suite 2800

New York, NY

USA 10022

Dear Madams and Sirs:

Re:	Color Star Technology Co., Ltd. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with the Company’s registration statement on Form F-3 (File No. 333- ) (as amended, the “Registration Statement”) (which terms do not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) to be filed by the Company with the United States Securities and Exchange Commission (the “Commission”) relating to the registration under the US Securities Act of 1933 (as amended) (the “Securities Act”) of a prospectus filed with the Commission (the “Prospectus”) relating to the Company’s offering and sale of up to $100,000,000 in the aggregate of (i) an indeterminate number of Class A ordinary shares, par value US$0.04 each (the “Ordinary Shares”), (ii) debt securities (“Debt Securities”) entitling the holder to purchase, in exchange for extinguishment of debt, an amount of Securities (as defined below) at a price that will be stated in the agreement creating the Debt Securities, (iv) warrants (“Warrants”) entitling the holder to purchase an amount of Securities (as defined below) at a price that will be stated in the agreement creating the Warrants, (v) rights (“Rights”) entitling the holder to purchase an amount of Securities (as defined below) at a price that will be stated in the agreement creating the Rights, and (vi) units (“Units” and together with the Ordinary Shares, Debt Securities, Warrants and Rights, the “Securities”) consisting of any combination of Securities (the “Offering”).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined and relied upon a copy of the following documents:

1.1.	the Registration Statement; and

1.2.	the Prospectus.

The documents listed in items 1.1 through 1.2 above are herein sometimes collectively referred to as the “Transaction Documents” (which terms do not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed:

1.3.	a copy of the Certificate of Incorporation dated 28 June 2018, the Certificate of Incorporation on Change of Name dated 12 July 2019, the Certificate of Incorporation on Change of Name dated 1 May 2020, the Fifth Amended and Restated Memorandum and Articles of Association of the Company approved by special resolution passed on 24 March 2023, each certified by the Secretary of the Company on 20 August 2024 (collectively, the “Constitutional Documents”);

1.4.	a copy of unanimous written resolution of the directors of the Company dated 19 August 2024 (collectively, the “Resolutions”);

1.5.	a copy of a Certificate of Good Standing (the “Good Standing Certificate”) issued by the Registrar of Companies in relation to the Company on 20 August 2024 (the “Certificate Date”);

1.6.	a copy of a certificate of incumbency of the Company issued by Conyers Corporate Services (Cayman) Limited dated 20 August 2024 (the “Incumbency Certificate” and together with the Constitutional Documents, the Good Standing Certificate and the Resolutions, the “Corporate Documents”);

1.7.	the results of our electronic searches against the Company at the Registrar of Companies conducted on 20 August 2024 and the electronic Register of Writs and other Originating Process of the Grand Court of the Cayman Islands conducted on 20 August 2024; and

1.8.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	the accuracy and completeness of all factual representations made in the Resolutions and Transaction Documents and other documents reviewed by us;

2.3.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.4.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

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2.5.	that the Company will issue the Securities pursuant to the Transaction Documents and in furtherance of its objects as set out in its Constitutional Documents;

2.6.	that the Constitutional Documents will not be amended in any manner that would affect the opinions set forth herein;

2.7.	that, upon the issue of any Securities to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall not be less than the par value thereof;

2.8.	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any shares of the Company;

2.9.	the Offering and the transactions contemplated under the Transaction Documents complies with the requirements of the applicable rules of the Nasdaq Stock Market;

2.10.	the Company is and after filing of the Registration Statement with the Commission, will be able to pay its liabilities as they become due;

2.11.	the validity and binding effect under the laws of the United States of America of the Transaction Documents and that the Transaction Documents will or have been duly filed with and declared effective by the Commission prior to, or concurrent with, the sale of the Securities;

2.1.	the Company will have sufficient authorized capital to effect the issue of each of the Securities at the time of issuance pursuant to the Transaction Documents;

2.2.	that the form and terms of any and all Securities or other securities (or other obligations, rights, currencies, commodities or other subject matter) comprising the same or subject thereto, the issuance and sale thereof by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the Constitutional Documents nor any applicable law, regulation, order or decree in the Cayman Islands;

2.3.	that all necessary corporate action will be taken by or on behalf of the Company to authorise and approve any issuance of Securities, the terms of the Offering and related matters and that the applicable definitive purchase, underwriting or similar agreement and, if Debt Securities are to be issued, the applicable indenture and any applicable supplements thereto, will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto; and

2.4.	save for the Corporate Documents and the statutory registers of the Company to be updated to reflect the Resolutions, there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions contemplated by the Registration Statement.

3.	QUALIFICATIONS

3.1.	We express no opinion with respect to the issuance of Securities pursuant to any provision of the Transaction Documents that purports to obligate the Company to issue Securities following the commencement of a winding up or liquidation of the Company.

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3.2.	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

3.3.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.

3.4.	This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (as revised) (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the company is in default under the Act.

4.2.	When issued and paid for in accordance with the Transaction Documents and recorded in the register of members of the Company, the Ordinary Shares will be validly issued, fully-paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

4.3.	When duly issued and paid for in accordance with the Transaction Documents, the Debt Securities, Warrants, Rights and Units will be validly issued and will constitute valid and binding obligations of the Company in accordance with the terms thereof.

We hereby consent to the filing of this opinion as exhibit 5.1 to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving this consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the Rules and Regulations of the Commission promulgated thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully,

/s/ Conyers Dill & Pearman LLP
Conyers Dill & Pearman LLP

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